Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

November 14, 2005

VCG Holding Corp Reports Third Quarter 2005 Revenue Up 53% Over Third Quarter 2004

DENVER—(BUSINESS WIRE)—November 14, 2005—VCG Holding Corp. (AMEX: PTT),

On November 14, 2005, VCG Holding Corp. (VCG), a leading consolidator and operator of adult nightclubs, filed its 10-QSB for the quarter ended September 30, 2005. Total revenue for the quarter ended September 30, 2005 was $4.4 million, a 53.1% increase over the third quarter of 2004. As of September 30, 2005, the Company owned six nightclubs, one upscale dance lounge, and managed seven nightclubs, versus five owned nightclubs and ten managed nightclubs at the end of the third quarter of 2004. Operating cash flow, defined as income from operations plus depreciation and amortization, increased to $784,643 for the quarter ended September 30, 2005, versus $513,090 for the third quarter of 2004, an increase of over 52%.

Revenues from the Company’s owned nightclubs include revenues from the sale of alcoholic beverages, food and merchandise, and service revenues, which include the fees entertainers pay to be allowed to perform at the nightclubs, fees the Company charges for admission to its clubs, ATM fees and other ancillary revenues. Those revenues increased to $3,622,458 for the three months ended September 30, 2005, from $2,125,802 for the three months ended September 30, 2004. The increase of $1,496,656 or 70.4% resulted principally from the opening of two new nightclubs in late 2004. In addition, revenue from owned nightclubs for the third quarter of 2005 was up $103,277 over the second quarter of 2005, implying same-store-growth of 2.9% for the quarter. Revenues generated in the three months ended September 30, 2005 from management fees for the management of the non-owned clubs of $764,722 increased 3.4% compared to the third quarter of 2004.

During the three months ended September 30, 2005, the Company reported a net loss to common shareholders of $(240,083), or a net loss per share applicable to the common shareholder of $(.03), compared to the same quarter 2004 net income of $195,423, or a net income per share applicable to the common shareholder of $.03. The decline is predominantly attributable to additional interest costs and preferred stock dividends paid on capital that was raised in 2004 in conjunction with the acquisition and construction of new nightclubs. However, in the third quarter of 2005, net income prior to the payment of preferred dividends increased 79.5% to $230,467 compared to the second quarter of 2005.

As of September 30, 2005, the Company had cash and cash equivalents of $655,782, total debt and capitalized leases of $14.1 million and preferred stock of $9.5 million.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “Once again, we had a very strong quarter with revenue growth of 53% over third quarter 2004. Same store sales increased 3% over the second quarter of 2005 and our operating margins increased from approximately 15% to 18%. These statistics are tangible evidence of the effectiveness of our focused sales and marketing strategy. Net income before preferred dividends increased to over $230,000 in the third quarter, an increase of 80% over the second quarter of 2005. Net income to common, while still negative in the third quarter as a result of interest costs and preferred stock dividends, is improving as we begun to recapitalize our balance sheet. During the third quarter, we began the first phase of our recapitalization plan, lowering the dividend rate of the Series A Convertible Preferred Stock from 18% to 10%, which will result in a quarterly savings of $190,000 starting in the fourth quarter of 2005. We are continuing to work on recapitalization initiatives and believe that these additional changes will be reflected in the fourth quarter results as well.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs, one upscale dance lounge, and operates seven more clubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2004, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO
Micheal Ocello, President
Donald W Prosser, CFO
VCG Holding Corporation
390 Union Blvd, Suite 540
Lakewood, Colorado 80228
Telephone	303.934.2424
Facsimile	303-922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com
mocello@vcgh.com